UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Charming Shoppes, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 22, 2006

We are pleased to give you this notice of our 2006 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on Thursday, June 22, 2006 (eastern time)

Place:	Lane Bryant offices of Charming Shoppes, Inc. 3344 Morse Crossing Road Columbus, OH 43219-3092

Items of Business:	1. To elect three Class A Directors and one Class C Director of Charming Shoppes.
2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Annual Meeting if you were a holder of record of Common Stock at the close of business on May 3, 2006.

Company Reports:	Our 2005 Review and our Annual Report on Form 10-K for our fiscal year ended January 28, 2006 are enclosed.

Proxy Materials:	A Proxy Statement, Proxy Card and postage-paid return envelope are also enclosed.

Proxy Voting:	If you are unable to attend in person, please fill out and return the enclosed Proxy Card so that your shares will be represented and voted at the Annual Meeting. An envelope with postage paid, if mailed in the United States, is provided for this purpose.

By Order of the Board of Directors

Colin D. Stern Secretary

May 22, 2006

CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc. (“Charming Shoppes,” “we” or “us”), a Pennsylvania corporation, of proxies to be voted at our 2006 Annual Meeting of Shareholders and at any adjournment thereof.

You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on Thursday, June 22, 2006, beginning at 10:00 a.m. eastern time. The Meeting will be held at the Lane Bryant offices of the Company, 3344 Morse Crossing Road, Columbus, Ohio 43219-3092.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, our 2005 Review and our Annual Report on Form 10-K for our fiscal year ended January 28, 2006 (“fiscal 2006”) are being mailed to shareholders entitled to vote at the Meeting starting May 22, 2006.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Annual Meeting, holders of Charming Shoppes Common Stock will be asked to consider and act upon the following matters:

—	Election of three Class A Directors and one Class C Director of Charming Shoppes; and
—	Such other business as may properly come before the Meeting or any adjournment thereof.

Who is entitled to vote at the Meeting?

Only shareholders of record on May 3, 2006, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

How do shareholders vote?

You may vote at the Meeting in person or by proxy.

If a shareholder gives a proxy, how are the shares voted?

Proxies received by us before the Meeting will be voted at the Meeting in accordance with the instructions contained on the Proxy Card. The Proxy Card provides a means for you to direct how your shares will be voted.

If you do not give voting instructions on your Proxy Card, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions on your Proxy Card, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Katherine M. Hudson, Lead Independent Director.

It is possible that matters other than those listed above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee must comply with the rules of the Securities and Exchange Commission (“SEC”) when exercising proxies on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting which was timely in accordance with our Bylaws.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before the proxy is exercised by filing with the Secretary of Charming Shoppes either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on May 3, 2006, the record date for the Meeting, 122,365,457 shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

The four nominees for election as Directors who receive the greatest number of votes will be elected Directors. Approval of any other matter that comes before the Meeting will require the affirmative vote of a majority of the votes cast on the matter. Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors or the approval of other matters that may come before the Meeting.

A broker non-vote occurs if a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item.

What are the Board’s recommendations?

The Board recommends that you vote FOR the election of the four nominees proposed for election as Directors.

Other Information

Copies of Charming Shoppes’ Annual Report on Form 10-K for fiscal 2006 and our 2005 Review accompany this Proxy Statement. No material contained in the Annual Report or the 2005 Review is to be considered a part of the proxy solicitation material.

Our mailing address is Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.

DIRECTORS STANDING FOR ELECTION

Our Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year, with a term extending to the third succeeding Annual Meeting and until the Directors’ successors have been duly elected and qualified. The terms of the three Class A Directors, William O. Albertini, Charles T. Hopkins and Yvonne M. Curl, are scheduled to expire as of the date of the Meeting. At the Meeting, Messrs. Albertini, Hopkins and Curl will be nominated for reelection as Class A Directors for additional three-year terms and until their successors shall have been duly elected and qualified.

On April 24, 2006, the Board increased the size of the Board by one. At that time, the Board appointed M. Jeannine Strandjord to fill that vacancy. In accordance with our Articles of Association and Bylaws, when the number of Directors is increased by the Board and a newly created directorship is filled by the Board, the person selected serves until the next Annual Meeting of Shareholders at which time the new director is assigned to one of the three classes of Directors. At the meeting, Ms. Strandjord will be nominated for reelection as a Class C Director for a two-year term and until her successor shall have been duly elected and qualified.

On January 25, 2006, the Board appointed Michael W. Luce as a Class B Director to fill the vacancy created by the death of Joseph L. Castle, II.

Alan Rosskamm, who has served as a Director since 1992, has advised the Company that he intends to resign from his principal occupation as Chairman of the Board, President and Chief Executive Officer of Jo-Ann Stores, Inc. Our Principles of Corporate Governance require that when a Director’s principal occupation or business association changes substantially, the Director must offer his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Committee then is to make a recommendation to the Board as to what action, if any, should be taken with respect to the offer of resignation. The Committee recommended to the Board that Mr. Rosskamm continue to serve as a Director, in view of his experience and demonstrated ability to contribute to the leadership of Charming Shoppes as a Director, and the Board determined not to accept Mr. Rosskamm’s offer of resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

BIOGRAPHIES OF DIRECTORS

The following Class A Directors will be nominated for reelection to terms scheduled to end in 2009:

WILLIAM O. ALBERTINI	Director Since 2003

Mr. Albertini, 62, retired in 1999 as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services. Before joining that company, from 1995 to 1997 he served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corporation, and also as a Director of Bell Atlantic. Mr. Albertini is a Director of BlackRock, Inc., Triumph Group, Inc. and Airgas, Inc.

CHARLES T. HOPKINS	Director Since 1999

Mr. Hopkins, 63, was associated with the public accounting firm of KPMG LLP from 1966 until 1999. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and a SEC reviewing partner. From 1993 until 1998, Mr. Hopkins was managing partner of KPMG’s Philadelphia Business Unit.

YVONNE M. CURL	Director Since 2004

Ms. Curl, 51, was the Chief Marketing Officer of Avaya, Inc. (“Avaya”) from October 2000 through April 2004. In that capacity, she was responsible for the strategic and operational management of Avaya’s global marketing organization. Avaya provides voice, converged voice and data customer relationship management, messaging, multi-service networking and structured cabling products and services to its customers. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976 during which period she held positions in sales, marketing and field operations culminating with her appointment as Corporate Vice President, Senior Vice President and General Manager, Public Sector, Worldwide in January 1999. In that capacity, she was responsible for developing strategic and tactical market plans for the provision of document solutions and services to the public sector worldwide. Ms. Curl is a Director of Nationwide Mutual Insurance Company and HealthSouth Corporation.

The following Class C Director will be nominated for reelection to a term scheduled to end in 2008:

M. JEANNINE STRANDJORD	Director Since 2006

Ms. Strandjord, 60, was Senior Vice President and Chief Integration Officer of Sprint Corporation (“Sprint”) from September 2003 until her retirement in November 2005 with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development. From January 2003 to September 2003, Ms. Strandjord was Senior Vice President of Financial Services for Sprint. From 1998 to 2003, Ms. Strandjord was Senior Vice President of Finance for Sprint Global Markets Group. From 1990 to 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. From 1986 to 1990, she served as Vice President and Controller for Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President, Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Ms. Strandjord was Vice President, Finance and Expense Control, for Macy’s Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor’s degree in Business Administration and Accounting from the University of Kansas and is a certified public accountant. She is a member of the Board of six registered investment companies which are a part of American Century Funds and a member of the Boards of DST Systems, Inc. and Euronet Worldwide, Inc.

The following Class B Directors are continuing in office, with terms scheduled to end in 2007:

MICHAEL W. LUCE	Director Since 2006

Mr. Luce, 55, has served as President of Plow & Hearth, Inc., a national catalog, retail, and internet company since October 2005. Plow & Hearth offers a broad array of high-quality consumer products marketed through its four brands, including Plow & Hearth, Plow & Hearth Home, Problem Solvers, and Wind & Weather. Plow & Hearth also operates seven retail stores in catalog outlets. Mr. Luce’s retail career has spanned 30 years, including executive positions as President and Chief Executive Officer of Gardeners Eden, Inc. from 2003 to 2005, Vice President, Global Business Development of Eddie Bauer, Inc. from 2000 to 2002 (Mr. Luce also served as a consultant to Eddie Bauer, Inc. during 1999 prior to his executive appointment), founder and President of Garden Botanika, Inc. from 1989 to 1998, and President and Chief Operating Officer of Eddie Bauer, Inc. from 1984 to 1988.

PAMELA LEWIS DAVIES	Director Since 1998

Dr. Davies, 49, has been the President of Queens University of Charlotte since July 2002. Dr. Davies was the Dean of the McColl School of Business, Queens University of Charlotte from June 2000 until March 2001 when she was appointed Chief Operating Officer of that institution. From June 1997 to June 2000, she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997, Dr. Davies served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Davies is a Director of C & D Technologies, Inc. and Sonoco Products Company.

KATHERINE M. HUDSON	Director Since 2000

Ms. Hudson, 59, served as the Chairman of the Board of Directors of Brady Corporation until November 2003 when she retired. Prior to her appointment as Chairman, she was the President, Chief Executive Officer and a Director of Brady Corporation from January 1994 until March 31, 2003. Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems. Before joining Brady Corporation, she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communications and public affairs, information systems and the management of instant photography and printing. Ms. Hudson is a Director of Telefonaktiebolaget LM Ericsson and serves on the Alverno College Board of Trustees and as Chairman of the Medical College of Wisconsin Board of Trustees.

The following Class C Directors are continuing in office, with terms scheduled to end in 2008:

DORRIT J. BERN	Director Since 1995

Ms. Bern, 56, has been our President and Chief Executive Officer since August 23, 1995 when she joined Charming Shoppes. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Before joining us, Ms. Bern was employed by Sears, Roebuck & Co., beginning in 1987 during which period she held various merchandising positions culminating with her appointment as Group Vice President of Women’s

Apparel and Home Fashions in December 1993. Before joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at other prominent retailers. Ms. Bern is also a Director of Southern Company.

ALAN ROSSKAMM	Director Since 1992

Mr. Rosskamm, 56, has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. (“Jo-Ann”) since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, crafts, floral and seasonal merchandise at its Jo-Ann Fabrics and Crafts stores and its Jo-Ann superstores. Mr. Rosskamm has advised Charming Shoppes that he intends to resign from his current executive positions upon the naming of his replacement in the near future and will continue as a Director of Jo-Ann.

CORPORATE GOVERNANCE AT CHARMING SHOPPES

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee Directors, those Directors meet in regularly scheduled executive sessions without the participation of management or employee Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices from time to time.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our 2006 Annual Meeting, the number of Directors will be set at nine. Eight of our nine Directors are non-employee Directors, and the Board of Directors has determined that each of these eight Directors has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these eight Directors is an “independent” Director under the standards currently set forth in the NASDAQ Marketplace Rules and standards set forth in our Principles of Corporate Governance. See also “Committees of the Board of Directors - Audit Committee” below.

During fiscal 2006, our Board of Directors held seven meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served. From time to time, the Board acts by unanimous written consent as well.

Lead Independent Director

We have designated Katherine M. Hudson as our “Lead Independent Director.” The Board has determined that Ms. Hudson qualifies as an independent Director under current NASDAQ Marketplace Rules and under the standards set forth in our Principles of Corporate Governance.

Stock Ownership Guidelines

Members of the Board are required, within five years of the adoption of this guideline on January 20, 2005 or within five years of their election to the Board, whichever is the later, to hold at least 15,000 shares of our Common Stock which may include deferred stock, restricted stock units and restricted stock.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee (formerly the Compensation and Stock Option Committee), Corporate Governance and Nominating Committee, Finance Committee and Administration Committee. The charters of these Committees have been approved by our Board of Directors and (other than the Administration Committee which meets infrequently) are available on our corporate website (www.charmingshoppes.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	FINANCE COMMITTEE	ADMINISTRATION COMMITTEE
William O. Albertini		+		+X
Charles T. Hopkins	+X	+		+
Yvonne M. Curl	+		+X
Michael W. Luce			+
Pamela Lewis Davies		+	+
Katherine M. Hudson *	+	+X			+
Dorrit J. Bern					+ X
Alan Rosskamm			+	+	+
M. Jeannine Strandjord	+			+
Number of Meetings in Fiscal 2006 **	14	6	5	3	0
+	Member
X	Chairperson
*	Ms. Hudson has been designated as the Lead Independent Director.
**	The Committees from time to time act by unanimous consent as well.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (a) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes, including our internal control over financial reporting, (b) monitor our compliance with ethics policies and legal and regulatory requirements, (c) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors, (d) be directly responsible for the appointment, retention and compensation, including pre-approving all audit and permissible non-audit services, of the independent auditors, (e) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from this interaction, (f) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits, (g) review with management, the independent auditors and our internal auditors the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements, (h) review with management and the independent auditors our audited annual and unaudited quarterly financial statements prior to filing them with the SEC, and (i) review with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of both management’s assessment of and the effectiveness of our internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that Mr. Hopkins qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 401(h)(2) of Regulation S-K, as adopted by the SEC. The Board has made no determination as to whether other members of the Audit Committee do or do not so qualify. Mr. Hopkins acquired these qualifications through his lengthy service as an audit partner and SEC reviewing partner of a major accounting firm, in which capacities he had direct experience in auditing the financial statements of public companies.

Compensation Committee

The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; approves and makes recommendations to the independent members of the Board regarding the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards discussed above.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, in consultation with our Chairman of the Board and Chief Executive Officer: (a) reviews and recommends to the Board corporate governance policies and principles for Charming Shoppes, (b) makes recommendations to the Board regarding the size and composition of the Board, (c) recommends to the Board criteria regarding the personal qualifications required for Board membership and service on Board Committees, (d) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors, (e) determines and recommends to the Board appropriate compensation for Directors, (f) evaluates the performance of the Board as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis, (g) evaluates Board practices and recommends appropriate changes to the Board, and (h) considers various other corporate governance issues, including those raised by shareholders and other constituents and recommends appropriate responses to the Board. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above.

Finance Committee

The Finance Committee is responsible for assisting the Board in discharging its duties relating to the oversight of our financial affairs and strategic planning. Its responsibilities include: (a) reviewing and recommending for approval by the Board strategic plans and budgets, (b) approving any borrowing of funds, other than in the ordinary course of business, and (c) approving (up to specified limits) or recommending to the Board for approval certain expenditures, dispositions, guarantees, acquisitions, use of derivatives, stock repurchases and other financial policies and practices. The Board of Directors has determined that each member of the Finance Committee is independent under the independence standards discussed above.

Administration Committee

The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors.

Director Nominations

Nominations for election as directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates. During the past year, the Corporate Governance and Nominating Committee retained a third party executive recruitment firm to assist the Committee members in identifying and evaluating potential nominees for the Board. In addition to considering a candidate’s personal character, integrity, foresight, intelligence and judgment, the Corporate Governance and Nominating Committee and the Board also considers the requisite mix of director experiences, skills, perspectives and diversity that is most appropriate for Charming Shoppes. Since the 2005 Annual Meeting, the Board has appointed Michael W. Luce and M. Jeannine Strandjord as Directors. Mr. Luce and Ms. Strandjord were identified as candidates by the executive recruitment firm retained by the Corporate Governance and Nominating Committee, which in turn recommended such candidates after a full evaluation.

The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder in accordance with our Bylaws relating to shareholder nominations. Our Bylaws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2007 ANNUAL MEETING.” This notice generally must (a) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination, (b) contain representations concerning the nominating shareholder’s ownership of Common Stock and intention to appear at the Meeting and make the nomination, (c) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules, and (d) include a written consent of the nominee to serve as a Director if elected. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Further information may be obtained by contacting the Corporate Secretary.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Lead Independent Director or with the other Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors, including the Board’s Lead Independent Director, may send a letter to the following address:

Board of Directors (or Lead Independent Director or name of individual Director)

c/o Corporate Secretary

Charming Shoppes, Inc.

450 Winks Lane

Bensalem, PA 19020

All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.

Annual Meeting

It has been the longstanding practice of Charming Shoppes for all Directors to attend the Annual Meeting of Shareholders. To facilitate this, our practice is to schedule a Board of Directors meeting to immediately follow the Annual Meeting. All Directors then in office were present at our last Annual Meeting.

Standards of Business Conduct

Charming Shoppes has had a written code of conduct for many years. Our Standards of Business Conduct apply to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Standards include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Standards. The Standards of Business Conduct is available on Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Standards of Business Conduct (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose the waivers on a Form 8-K within the prescribed time period.

COMPENSATION OF DIRECTORS

Under our current compensation program for non-employee Directors, each non-employee Director is entitled to:

—	An annual cash retainer of $36,000 with an additional annual retainer of $20,000 for the Lead Independent Director, $10,000 for the Chairperson of the Audit Committee and $5,000 for all other Committee Chairpersons.

—	Meeting fees of $1,500 per Board meeting and $1,000 per committee meeting.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of options to purchase 7,500 shares of Common Stock. Each option grant vests on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control (as these terms are defined in the 2003 Non-Employee Directors Compensation Plan or related award agreement). In addition, the option will not be forfeited if a Director has a mandatory retirement, but will become exercisable at the dates it would have had the Director not been required to retire. If a Director has a voluntary termination, the option will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the option forfeited unless otherwise determined by the Board. An unvested option will be forfeited if a Director is removed from service. A non-employee Director will have one year following termination to exercise a vested option. However, if an option becomes exercisable after retirement, the Director will have one year from the date the option becomes fully vested to exercise the option (but in either case the option expires no later than the tenth anniversary of its grant date).

—

For a newly elected or appointed non-employee Director, a one-time grant of 10,000 shares of restricted stock that will vest in equal amounts over three years, subject to earlier vesting in the case of death, disability, or change in control. In addition, if a mandatory retirement occurs, the restricted stock that would have vested had the Director served until the next Annual Meeting of Shareholders will vest, but the remaining unvested restricted stock will be forfeited unless otherwise determined by the Board. Unvested restricted stock will be forfeited if a Director is removed from service.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of 7,500 restricted stock units (“RSUs”). RSUs vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a Director has a mandatory retirement or a voluntary termination, RSUs will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board. Unvested RSUs will be forfeited if a Director is removed from service.

—	A non-employee Director may elect to defer any cash fee as of the time the fee is payable into deferred shares of Common Stock or as a cash-denominated deferred compensation amount. Fees are converted into deferred shares at 100% of the fair market value of shares of Common Stock on the date of conversion. Investment alternatives for cash-denominated deferred compensation balances are mutual funds which are the same as those available to management in the Company’s Variable Deferred Compensation Plan for Executives.

Ms. Bern, who is also an employee of Charming Shoppes, receives no additional compensation for services as a Director, Chairman of the Board and on any committee of the Board.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned or paid during each of our last three fiscal years (ended January 28, 2006 (“fiscal 2006”), January 29, 2005 (“fiscal 2005”), and January 31, 2004 (“fiscal 2004”)) to our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving in such capacities at the end of fiscal 2006 (the “named executive officers”), based on salary paid and bonus earned during that fiscal year.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year (1)	Salary ($) (2)	Bonus ($) (3)	Other Annual Compensation ($) (4)	Restricted Stock Award(s) ($) (5)	LTIP Payouts ($) (6)	All Other Compensation ($) (7)
Dorrit J. Bern Chairman of the Board, President and Chief Executive Officer	2006 2005 2004	1,250,000 1,020,832 1,000,000	2,500,000 2,000,000 477,225	732,003 439,076 105,181	4,452,825 2,922,300 —	927,583 — —	814,177 702,922 287,029

Joseph M. Baron Executive Vice President and Chief Operating Officer	2006 2005 2004	499,200 480,000 430,000	499,200 454,080 135,805	— — —	869,400 299,710 49,350	346,249 — —	214,313 249,938 120,080

Anthony A. DeSabato Executive Vice President - Corporate and Labor Relations, and Business Ethics	2006 2005 2004	375,000 375,000 375,000	375,000 354,750 119,306	26,000 26,000 —	452,088 226,610 21,385	346,249 — —	273,108 297,953 111,243

Eric M. Specter Executive Vice President and Chief Financial Officer	2006 2005 2004	416,000 400,000 375,000	416,000 378,400 119,306	19,333 19,333 —	847,800 277,780 29,610	346,249 — —	115,522 135,788 58,094

Colin D. Stern Executive Vice President, General Counsel and Secretary	2006 2005 2004	376,750 364,000 350,000	376,750 344,344 111,352	30,666 30,666 —	603,576 263,160 29,610	346,249 — —	283,017 298,794 110,924

(1)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2006, fiscal 2005 and fiscal 2004 were each a 52-week fiscal year.

(2)	Includes all salary amounts deferred under qualified and non-qualified deferred compensation plans.

(3)	Includes all annual incentive amounts deferred under qualified and non-qualified deferred compensation plans. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”

(4)	The amount for fiscal 2006 with respect to Dorrit J. Bern includes $68,671 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania. Also included for fiscal 2006 with respect to Ms. Bern is the payment of $44,191 representing “gross-up” payments

(notes continued on following page)

covering taxes payable on the use of the apartment, air travel commuting expenses and medical and financial plan expense reimbursements. The amounts for fiscal 2005 and fiscal 2004 for Ms. Bern’s apartment use were $62,400 and $62,400, respectively. The amount for fiscal 2006 for Ms. Bern also includes $407,719, the value of 32,333 matching stock units credited to Ms. Bern’s account under the Company’s Variable Deferred Compensation Plan for Executives (the “VDCP”) on January 27, 2006 at $12.61 per share, the closing stock price on January 27, 2006, as a result of her deferral of 161,667 restricted shares pursuant to that plan. The value of perquisites or other personal benefits received by each named executive officer other than the Chief Executive Officer does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer and therefore is not included in the Table in accordance with SEC rules. The amounts for fiscal 2006 include gross-up payments that offset taxes payable by the named executive officers with respect to the replacement life insurance policies provided to the named executive officers (see footnote (7) below), as follows: Ms. Bern, $146,000; Mr. DeSabato, $26,000; Mr. Specter, $19,333; and Mr. Stern, $30,666.

(5)	The following table shows the restricted stock and restricted stock units (“RS/RSUs”) awarded to named executive officers in fiscal 2006 and information regarding all RS/RSUs held by named executive officers that remained subject to a risk of forfeiture at January 28, 2006:

Name	RS/RSUs Awarded for Fiscal 2006 (#)	Per Share Value at Grant Date ($)	Stated Vesting Dates	Total Unvested RS/ RSUs at January 28, 2006 (assumes Performance Shares earned at maximum level)
				Number (#)	Value ($)
Dorrit J. Bern	27,000	$10.93	33% on last day of 13th calendar month following the month in which the grant date occurred, and 33% on 2nd anniversary and 34% on 3rd anniversary of grant date	873,231	$11,011,443

	150,966	8.28	100% on January 31, 2007

	150,966 (performance) (a)	8.28	100% on February 2, 2008 (a)

	32,333 (b)	12.61	Distribution on Retirement (b)

Joseph M. Baron	45,000	8.28	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	167,300	2,109,653

	30,000 (performance) (a)	8.28	100% on February 2, 2008 (a)
Anthony A. DeSabato	23,400	8.28	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date	100,200	1,263,522

	15,600 (performance) (a)	8.28	100% on February 2, 2008 (a)

(notes continued on following page)

Name	RS/RSUs Awarded for Fiscal 2006 (#)	Per Share Value at Grant Date ($)	Stated Vesting Dates	Total Unvested RS/ RSUs at January 28, 2006 (assumes Performance Shares earned at maximum level)
				Number (#)	Value ($)
Eric M. Specter	9,000	10.48	33% on last day of the 13th calendar month following the month in which the grant date occurred, and 33% on the 2nd anniversary and 34% on 3rd anniversary of grant date	155,100	1,955,811

	39,000	8.28	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date

	26,000 (performance) (a)	8.28	100% on February 2, 2008 (a)

Colin D. Stern	4,500	10.48	33% on the last day of 13th calendar month following the month in which the grant date occurred, and 33% on the 2nd anniversary and 34% on 3rd anniversary of grant date	124,200	1,566,162

	28,800	8.28	33% on 3rd and 4th anniversaries and 34% on 5th anniversary of grant date

	19,200 (performance) (a)	8.28	100% on February 2, 2008 (a)

(a)	These Performance Shares granted on February 7, 2005 become vested based on the achievement of a free cash flow performance goal over a three-year performance period beginning in fiscal 2006. The performance targets provide for 100% vesting based on achievement of the performance goal at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. The value of each executive officer’s grant as reflected in the “Restricted Stock Award(s)” column of the Summary Compensation Table is based on assumed achievement of the maximum level of performance. The number of shares reflected in the “RS/RSUs Awarded for Fiscal 2006” column in the table above is based on the achievement of the performance goal at the target levels. As indicated in the table above, the number and value of RS/RSUs at January 28, 2006 is presented assuming achievement of the maximum level of performance with respect to Performance Shares.

(b)	Ms. Bern received 32,333 matching units of restricted stock as a result of her deferral of restricted stock under the Company’s Variable Deferred Compensation Plan. Under this plan, an employee is entitled to have credited to his or her Retirement Distribution Account a unit equivalent to two-tenths of a share of Company stock for every share such employee elects to defer, but only to the extent that, in the absence of deferral, the vesting of such shares would have otherwise caused such employee’s compensation to be non-deductible by the Company under Section 162(m) of the Internal Revenue Code.

RS/RSUs are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested. The RS/RSUs generally would become vested on an accelerated basis upon a change of control of the Company. RS/RSUs are to be credited with dividend equivalents equal to dividends, if any, paid on Common Stock. In some cases these

(notes continued on following page)

dividends would be deemed reinvested in additional RS/RSUs, but in all cases dividend equivalents, whether in the form of deferred cash or RS/RSUs, remain subject to the same risk of forfeiture as the underlying RS/RSUs.

(6)	In fiscal 2004 and fiscal 2005 the named executive officers were provided with cash incentive opportunities tied to the Company’s average return on tangible assets over three-year and two-year performance periods through fiscal 2006. Included in fiscal 2006 are the cash awards for both performance periods. The three-year return on tangible assets performance exceeded the threshold level entitling Ms. Bern to a cash award of $216,864 and each of the other named executive officers to a cash award of $61,961. The two-year return on tangible assets performance substantially exceeded the target level entitling Ms. Bern to a cash award of $710,719 and each of the other named executive officers to a cash award of $284,288. Although performance is measured over a two-year period, awards under this program are settled on the first anniversary of the end of the performance period provided the named executive officer is in the employ of Charming Shoppes at that time.

(7)	Included are contributions in the following amounts made or accrued under our qualified and non-qualified deferred compensation plans on behalf of the named executive officers during fiscal 2006: Dorrit J. Bern, $75,000; Joseph M. Baron, $23,771; Anthony A. DeSabato, $16,667; Eric M. Specter, $18,770; and Colin D. Stern, $16,312. In fiscal 2005 we replaced “split-dollar” insurance arrangements for Dorrit J. Bern, Anthony A. DeSabato, Eric M. Specter and Colin D. Stern with a new personal life insurance program. Under this program, Charming Shoppes is committed to fund the premiums for the replacement life insurance policies through bonuses payable in five equal annual amounts to these named executive officers on a grossed-up basis so as to account for any taxes payable by them on these bonuses (see also footnote (4) above). Amounts included in the table for these bonuses paid in fiscal 2006 are as follows:

Dorrit J. Bern, $219,000; Anthony A. DeSabato, $39,000; Eric M. Specter, $29,000; and Colin D. Stern, $46,000. We also paid the premiums on life insurance for the benefit of Joseph M. Baron and on additional life insurance for the benefit of Colin D. Stern and provided group term life insurance to the named executive officers under our employee benefits program with premiums paid for the 2006 fiscal year as follows: Dorrit J. Bern, $4,902; Joseph M. Baron, $10,162; Anthony A. DeSabato, $3,875; Eric M. Specter, $1,489; and Colin D. Stern, $9,870. Also included in the table are Company contributions accrued under our Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined contribution plan, on behalf of the named executive officers during fiscal 2006, and the portion of interest credited under the SERP that is deemed above-market under SEC rules. The table below shows these amounts (which are reflected in the amount in the table above), together with the total amount of interest credited under the SERP for fiscal 2006:

Name	Company SERP Contributions in Fiscal 2006	Above-Market SERP Interest Credited in Fiscal 2006	Total SERP Interest Credited in Fiscal 2006
Dorrit J. Bern	$497,917	$17,358	$62,365
Joseph M. Baron	173,254	7,126	25,653
Anthony A. DeSabato	205,580	7,986	28,734
Eric M. Specter	63,552	2,711	9,763
Colin D. Stern	203,159	7,676	27,612

(notes continued on following page)

Interest under the SERP is earned at a rate of 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis. For fiscal 2006, the average interest rate under the SERP was 7.2%. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION: Other Compensation.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

We did not make any option grants to the named executive officers during fiscal 2006. The table below provides information with respect to options exercised by each of the named executive officers during fiscal 2006, as follows: (i) the number of shares of our Common Stock acquired upon exercise of options during fiscal 2006, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 28, 2006, and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 28, 2006.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dorrit J. Bern	150,000	$981,000	210,000	40,000	$1,220,600	$244,400

Joseph M. Baron	—	—	—	—	—	—

Anthony A. DeSabato	273,800	1,943,410	—	13,200	—	80,652

Eric M. Specter	40,757	319,421	366,800	13,200	2,693,523	80,652

Colin D. Stern	47,600	381,081	—	8,800	—	53,768

(1)	The closing price of our Common Stock as reported by the NASDAQ National Market on January 27, 2006 was $12.61. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $12.61 multiplied by the number of shares of Common Stock underlying such options.

Employment, Change in Control and Severance Agreements

We entered into a new employment agreement with Dorrit J. Bern, our President and Chief Executive Officer, effective as of January 1, 2005. In developing a compensation package for Ms. Bern, the Compensation Committee commissioned an extensive review of Ms. Bern’s total compensation and benefits by an outside compensation consulting firm. This assessment included a review of Ms. Bern’s base salary, annual incentives, long-term incentives, other compensation, retirement benefits and perquisites, and other contractual terms relative to chief executive officers in a group of retailers with which Charming Shoppes competes for executive talent. This study also included an analysis of Charming Shoppes’ performance relative to its peers and interviews exploring Charming Shoppes compensation strategy and business context with its independent Board members and senior executives.

The Committee’s primary objectives in developing the new agreement were to retain Ms. Bern and provide her with a competitive compensation opportunity while strengthening the linkage between compensation and Charming Shoppes’ performance. To that end, a significant portion of Ms. Bern’s target compensation is provided through equity-based awards. The total direct compensation (base salary, annual incentives and long-term incentives) plus SERP and 401(k) contributions provided under the employment agreement were intended to be competitive with the median for the peer group of retailers at the target performance level. At the maximum level of performance, the annualized value was competitive with the 75th percentile of the peer group. At the threshold level, the annualized value fell between the peer group 25th percentile and the median.

Under the agreement, Ms. Bern agreed to an employment term of three years, continuing from year to year thereafter unless either Ms. Bern or Charming Shoppes gives the other notice of such party’s intention not to renew the agreement. The agreement provides for an increase in her annual base salary from $1,000,000 to $1,250,000 per year, and allows Ms. Bern to receive an annual incentive opportunity with a target opportunity of at least 100% of her base salary, payable for achievement of performance goals at a targeted level. The agreement calls for a threshold annual incentive opportunity of not less than 60% of her targeted incentive opportunity payable for achievement of a specified level of performance below the target level, and a maximum annual incentive opportunity of not less than 200% of her targeted incentive opportunity payable for achievement of a specified level of performance above the target level.

Under her agreement, Ms. Bern was granted 215,000 restricted shares of our Common Stock in January 2005, which vest in equal installments over three years from the date of grant if Ms. Bern remains employed by us through each vesting date. Vesting will be accelerated if Ms. Bern resigns for good reason, is terminated without cause, dies or becomes disabled, or upon a change in control (each a “Triggering Event”). A non-renewal of her agreement by us will be treated as a termination for good reason for purposes of the agreement.

The agreement requires that in each of February 2005, February 2006 and February 2007, we grant Ms. Bern restricted shares of our Common Stock having an aggregate fair market value of $2,500,000 on the date of grant, provided however, that no more than 416,666 shares will be granted in any single year. One-half of these shares will be in the form of “Time Vested Shares”, which will vest on the second anniversary of the date of grant if Ms. Bern continues to be employed by Charming Shoppes. The other half of these shares will be “Performance Shares” the vesting of which will be based on achievement of our performance targets over a three-year performance period beginning on the first day of the fiscal year in which each Performance Share grant is made. The terms of the Performance Shares must provide for 100% vesting based on achievement of the performance goals at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. Each grant of Performance Shares which vests based on the achievement of the performance goals will vest on the last day of the performance period, subject to Ms. Bern’s continued employment with Charming Shoppes. Vesting of the Time Vested Shares and Performance Shares will be accelerated upon a Triggering Event, except that with respect to the Performance Shares, if Ms. Bern terminates employment for good reason due to our failure to renew her agreement at the end of the term, only the vesting of grants made in February 2005 and February 2006 will be accelerated at the target level but the grant to be made in February 2007 will be forfeited.

The agreement provides for Ms. Bern’s participation in our retirement and other employee benefit programs. The agreement also provides for payment of weekly commuting expenses and provision of an apartment near the Company’s headquarters together with an amount to cover income and related taxes on these benefits. The agreement also provides for other perquisites which are suitable to the position of President and Chief Executive Officer in an amount up to $75,000 per year.

Under her agreement, Ms. Bern will receive severance benefits if her employment is terminated without cause or if she resigns for good reason. If Ms. Bern is terminated without cause or if she resigns for good reason, she will receive (i) two times the sum of her annual base salary and target annual bonus established for the year of termination, which shall be paid in 24 monthly installments, (ii) continuation of health, welfare and benefit plan participation for two years following termination

(unless substantially similar benefits are provided by a successor employer), (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) full vesting of outstanding stock options, outstanding stock awards (except as noted above) and her accrued benefit in our SERP, and (v) other vested benefits under our plans and programs.

The agreement provides a different level of severance benefits if (i) Ms. Bern’s employment is terminated without cause or she terminates for good reason within 24 months after a change in control, (ii) Ms. Bern’s employment terminates without cause and within three months after such termination, a change in control occurs or a binding agreement is entered into that results in a change in control, or (iii) Ms. Bern resigns after a change in control based on us or a successor materially breaching certain provisions of the employment agreement (each a “Qualifying Termination”). In the event of a Qualifying Termination, Ms. Bern will receive (i) a lump sum payment equal to three times the highest rate of her annualized base salary, (ii) a lump sum payment equal to three times the greater of her target annual bonus for the year in which her termination occurs or the year ending immediately prior to such termination, (iii) a prorated target annual bonus for the year in which her termination occurs, (iv) a lump sum amount equal to her base salary, accrued vacation pay and earned but not taken vacation pay through the date of termination, (v) continuation of health care, life, accident and disability coverage for three years after termination (unless substantially similar benefits are provided by a successor employer), (vi) full vesting of outstanding stock options, outstanding stock awards and her accrued benefit in our SERP, and (vii) other vested benefits under our plans and programs. Under the agreement, “good reason” can arise if the Company takes actions adverse to Ms. Bern, including assigning duties to her inconsistent with her position or diminishing her position, authority or duties, requiring her to be based at a location 50 miles or more from her current primary residence, reducing her base salary or target annual bonus award opportunity, reducing benefits or participation in other Company plans, terminating employment not in accordance with the agreement, or failing to renew the agreement at the end of its term with adjustments to reflect prevailing compensation practices in the industry determined by benchmarking against the Company’s peer group (but without regard to equity awards previously granted to her).

If an excise tax under Section 280G of the Internal Revenue Code would be triggered by any payments under the employment agreement or otherwise, we are required to pay a gross-up amount to Ms. Bern so that the amount she retains after tax is equal to the after-tax amount she would have retained had no excise tax applied.

After termination of employment as described above, we are required to pay or reimburse Ms. Bern for the cost of outplacement services, up to an amount equal to $50,000. To the extent permitted by law, we will pay legal fees incurred by Ms. Bern to enforce the agreement, up to a maximum of $50,000.

If Ms. Bern’s employment terminates by reason of death or disability, we are required to pay her base salary through the date of termination, a prorated target annual bonus for the year in which her termination occurs, and other vested benefits under our plans and programs. If Ms. Bern is discharged with cause or if she resigns without good reason, she will receive her base salary through the date of termination and other vested benefits under our plans and programs.

Under the agreement, Ms. Bern has agreed not to compete with us and not to solicit our employees or suppliers during her employment and for a period of 24 months following termination of employment for any reason. As defined in the agreement, “competitor” means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain’s stores is less than 15,000 square feet. However, during any period in which Ms. Bern is receiving severance payments as a result of a termination without cause or for good reason (not in connection with a change in control), “competitor” means, in addition to a competitor as described above, a chain of retail stores with 100 or more store locations (without regard to square footage) whose gross revenues in plus size women’s apparel (sizes 14-34) exceeds 5% of its total gross revenues.

The Board of Directors has approved change in control agreements with certain named executive officers (Joseph M. Baron, Anthony A. DeSabato, Eric M. Specter and Colin D. Stern) and other members of senior management designated by the Board. These agreements provide for severance and other benefits if, within 24 months following the month in which a change in control of Charming Shoppes (as discussed below) occurs, the executive’s employment is terminated without cause or the executive terminates employment for good reason, as defined in the change in control agreements. If a termination following a change in control triggers benefits, the executive will receive:

•	a lump-sum payment of a prorated portion of target annual incentive compensation for the year in which the termination occurs;

•	a lump-sum payment equal to the sum of the executive’s highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives;

•	life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives;

•	payment of an allowance up to $30,000 for outplacement expenses;

•	payment of reasonable legal expenses to enforce the agreement up to $35,000; and

•	if benefits are subject to the “golden parachute” excise tax, payment of an additional “gross-up” amount sufficient so that the cash value of benefits the executive officer retains on an after-tax basis is equal to the after-tax amount he or she would have retained had no golden parachute excise taxes applied.

The agreements obligate each executive not to disclose or use our confidential or proprietary information during and after his or her employment with Charming Shoppes and not to attempt to induce any of our employees to terminate employment or interfere in a similar manner with our business during and for 24 months after termination of the executive’s employment.

In addition, stock options, restricted stock and restricted stock units granted to each of the named executive officers under our equity compensation plans provide that, in the event of a change in control of Charming Shoppes, the awards will become fully vested (at target levels in the case of performance shares) and, in the case of options, they will be fully exercisable. For purposes of these award agreements and the change in control agreements, a “change in control” is generally defined as:

•	an acquisition of shares resulting in an entity (but excluding certain entities) having at least 20% of the voting power of our voting securities;

•	a change in the Board’s membership whereby the current members, or those members elected or nominated by the current members, no longer constitute a majority as provided in the stock option agreement or two-thirds as provided in the change in control agreements;

•	certain mergers, recapitalizations, or reorganizations; or

•	a liquidation or sale of substantially all of our assets (but excluding sales to certain parties).

Under all of our employment agreements and change in control agreements, the timing of payments and terms upon which certain benefits are provided may be affected by recently enacted Section 409A of the Internal Revenue Code. We intend that payments and benefits be provided under these agreements at times and in a manner that complies with Section 409A requirements so that executive officers will not be subject to adverse tax consequences under Section 409A.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of January 28, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,112,823	$5.665	9,731,461 (2)
Equity compensation plans not approved by security holders	1,937,488 (3)	6.065	0
Total	6,050,311	$5.819	9,731,461

(1)	Weighted-average exercise price is calculated only for options and stock appreciation rights that have an exercise price. Thus, deferred stock and similar full-value awards (other than restricted stock) which are treated as outstanding “rights” for purposes of column (a) of this Table but which have no exercise price, are not included in the calculation of weighted-average exercise price.

(2)	2,072,553 of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including 657,603 shares under the 2004 Stock Award and Incentive Plan (the “2004 Plan”), issuable as restricted stock, restricted stock units, or as a bonus, 178,760 shares under the 2003 Non-Employee Directors Compensation Plan, issuable as restricted stock or restricted stock units, and 1,236,190 shares under the Employee Stock Purchase Plan (the “ESPP”), which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. Shares are counted against the limits under the 2004 Plan at such time as they are actually delivered to participants and any risk of forfeiture has lapsed. Thus, shares remain available under the 2004 Plan if an award expires, is forfeited, is settled in cash, if shares are withheld or surrendered to pay the exercise price or satisfy tax withholding obligations, or if the actual shares delivered upon exercise of an award are fewer than the number of shares covered by the award, as occurs upon exercise of a stock appreciation right. The 2004 Plan includes a provision which would allow additional shares to be used for “full-value” awards by reducing

(notes continued on following page)

the number of shares that remain available for options, SARS and other non full-value awards by three shares for each share to be used for full-value awards in excess of the stated 2,000,000 share limit on full-value awards. This adjustment would result in a reduction in the total number of shares reserved under the 2004 Plan as well.

(3)	These shares are issuable upon exercise of options and unvested deferred stock awards relating to 1,816,788 shares under the Amended and Restated 2000 Associates’ Stock Incentive Plan, and 120,700 shares under the 1999 Associates’ Stock Incentive Plan. These Plans, which provide for grants only to persons who are not Directors or executive officers of Charming Shoppes, are administered by the Compensation Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. No further awards may be granted under either of these Plans. Options under these Plans have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, vest at times specified by the Compensation Committee, and expire no later than ten years after the date of grant. The exercise price may be paid in cash or by surrender of previously acquired shares.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Strategy

The primary objectives of the Compensation Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value;

•	reflect our unique, entrepreneurial and customer-focused orientation;

•	provide competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.

The Committee, which is comprised of independent, non-employee Directors of Charming Shoppes (see “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Committees of the Board of Directors”), periodically engages an independent compensation and benefits consulting firm to review and advise the Committee about our compensation and benefits program. Particular consideration is given to:

•	business direction and strategy;

•	comparisons of compensation forms and levels with other retail companies and in industry more generally; and

•	interests of shareholders, customers, communities, management and other employees.

Our executive compensation and benefits programs reflect our entrepreneurial business strategy and the need to attract and retain high quality key employees. Our compensation strategy is to place a major portion of total compensation at risk in the form of annual and long-term incentive programs. The program gives great weight to stock compensation opportunities intended to align management’s interests with those of our shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success.

Target total direct compensation opportunities (base salary, bonus, long-term incentives and the benefits under the Supplemental Executive Retirement Plan (the “SERP”)) for executives are set to reflect our size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the “Compensation Peer Group”), our markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business growth. In general, the Committee intends that the total compensation opportunity of an executive for target performance will fall in a range near the median for the average total compensation of executives performing similar functions in the Compensation Peer Group. However, pay opportunities for specific individuals vary based on skills, experience and assessments with respect to individual performance. The Committee does not precisely benchmark each executive’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which results in significant adjustments to a given executive’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.

The Committee periodically reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that our most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with us. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the retail apparel industry index in the graph under the caption “STOCK PERFORMANCE CHART.”

During fiscal 2005, the Committee undertook a detailed review of the Chief Executive Officer’s total compensation benefits. With the assistance and advice of an outside compensation consulting firm, the Committee assessed the Chief Executive Officer’s compensation and performance against a peer group comprising a group of retailers with which Charming Shoppes competes for executive talent which is different from the peer group that was previously used. The Committee further refined the new compensation peer group and uses it in its assessment of compensation for executives other than the Chief Executive Officer.

Base Salaries

Executive base salaries reflect our operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (primarily corporate operating earnings), individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions within an identified compensation peer group. The Committee intends that salary, together with other principal components of compensation at target opportunity levels, will approximate industry median levels and the Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Committee’s judgment.

Annual Incentive Program

In fiscal 2006, target annual incentive opportunities for named executive officers ranged from 12.5% to 100% of salary under the 2003 Incentive Compensation Plan (the “Incentive Plan”) which was approved by shareholders in 2003. The incentive opportunity for each individual was based on factors similar to those used to determine base salary (discussed above). Thus, while the Committee evaluates annual incentive as a component of total compensation, and considers competitive data regarding both total compensation and annual incentives, annual incentive opportunities for individual executives vary based on the other factors discussed above in connection with base salaries.

Annual incentive awards for the named executive officers (other than the Chief Executive Officer) are payable for achievement of pre-set performance goals, which for fiscal 2006 emphasized two key measures of our performance: 70% of the annual incentive opportunity was tied to achievement of pre-set corporate operating earnings goals, and 30% was tied to the Committee’s assessment of performance relative to certain corporate objectives (as recommended by the Chief Executive Officer). The target corporate operating earnings goal was established early in fiscal 2006 based on our financial plan target, and was approved by the Committee. Achievement of the pre-set corporate operating earnings goals determines the amount of the total incentive award which is available for payment.

At that time, the Committee also established a minimum level of performance, the achievement of which would enable the named executive officers to earn an incentive award equal to one quarter of their target opportunity. Conversely, an above-target performance level was specified which, if achieved, would have enabled them to earn twice their target opportunity. The Incentive Plan provides a formula for interpolating payments for performance between threshold and target or between target and maximum levels. No awards could be paid out under the annual incentive program if corporate operating earnings performance did not reach the established minimum performance level.

In fiscal 2006, Charming Shoppes achieved exceptionally strong operating earnings performance, resulting in achievement of our maximum corporate earnings goal. As a result, actual annual incentive awards were paid to the named executive officers at the maximum level.

Long-Term Incentive Program

In accordance with our business strategy and compensation philosophy, long-term incentive vehicles are also used to motivate and reward superior business results. In fiscal 2006, we granted restricted stock and restricted stock units to the named executive officers under the 2004 Stock Award and Incentive Plan (the “2004 Plan”), which was approved by shareholders at the 2004 Annual Meeting. These awards afford recipients an opportunity to participate in our future growth and focus them on their contributions which are necessary to preserve and enhance shareholder value. In addition, the restricted stock and restricted stock units were granted to promote retention and long-term service, while aligning their interests with the interests of shareholders.

Long-term incentives are granted as a component of total compensation, which the Committee intends generally to fall in a range approximating the market median of compensation for an executive in a given position. However, the Committee also assesses performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value and other individualized considerations in determining the amount and type of long-term incentive awards. The Committee also assesses aggregate share usage and dilution levels in comparison to general industry and retail industry norms.

In fiscal 2006, the named executive officers were granted “Time Vested Shares” and “Performance Shares”. Time Vested Shares granted to the Chief Executive Officer pursuant to her employment agreement (see “MANAGEMENT COMPENSATION – Employment, Change in Control and Severance Agreements”) vest on January 31, 2007, and the Time Vested Shares granted to the other named executive officers (except for special awards discussed below) vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the Time Vested Shares on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates. The vesting of the Performance Shares granted to the named executive officers is based on the achievement of a free cash flow performance goal over a three-year performance period beginning in fiscal 2006. The performance targets provide for 100% vesting based on achievement of the performance goal at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. Each grant of Performance Shares which vests based on the achievement of the performance goal will vest on the last day of the performance period, subject to continued employment with Charming Shoppes. Ms. Bern was granted one-half of her equity award in the form of Time Vested Shares and the other half in the form of Performance Shares. The other named executive officers were granted 60% of their award in the form of Time Vested Shares and 40% in the form of Performance Shares. Special awards of 9,000 and 4,500 restricted shares were granted to Eric M. Specter and Colin D. Stern, respectively, on September 21, 2005 in recognition of the roles they played in the acquisition of Crosstown Traders, Inc., the direct-to-consumer catalog segment of our business. These restricted shares vest as to 33% on the last day of the thirteenth calendar month following the month in which the grant date occurred, 33% on the second anniversary of the date of grant and 34% on third anniversary of the date of grant.

Lastly, in fiscal 2004 executives were provided with a cash incentive opportunity tied to Charming Shoppes’ three-year average return on tangible assets. These awards become payable for performance during a performance period including fiscal 2004 through fiscal 2006, if a corporate performance goal relating to average return on tangible assets based on earnings before interest and taxes was achieved. Charming Shoppes did achieve the requisite threshold level of return on tangible assets over this three-year period, and therefore each of the named executive officers other than the Chief Executive Officer received $61,961 (as to the award earned by Ms. Bern, see “Compensation of the Chief Executive Officer in Fiscal 2006”). A cash incentive opportunity was also granted to executive officers in fiscal 2005, which was earnable based on a two-year average return on tangible assets. Although performance is measured over a two-year period, awards are settled on the first anniversary of the end of the performance period provided the named executive officer is in the employ of Charming Shoppes at that time. The two-year return on tangible assets performance substantially exceeded the target level therefore entitling each of the named executive officers (as to Ms. Bern, see “Compensation of the Chief Executive Officer in Fiscal 2006”) to receive $284,288 provided each such named executive officer is in the employ of Charming Shoppes on the first anniversary of the end of the performance period. The Committee did not authorize cash long-term incentive awards of this kind during fiscal 2006, and no previously authorized incentives under this program remain in effect after fiscal 2006.

Other Compensation

We have implemented benefits programs that are intended to improve the competitive posture of our total compensation program and enhance Charming Shoppes’ ability to attract and retain capable executives. The SERP is a non-qualified retirement plan for senior executives, under which the Company makes monthly contributions to a retirement account based on age and service ranging from 8% of pay to a maximum of 35% of pay for long-service executives over age 55. Account balances earn interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis, are fully vested at age 60 with at least five years of service, and are paid as an annuity or lump sum at retirement. The value of the SERP accruals is reflected in the “All Other Compensation” column of the Summary Compensation Table above, and information regarding interest accruals under the SERP in fiscal 2006 is set forth in footnote 7 to that Table.

In fiscal 2005, the Committee cancelled “split-dollar” insurance arrangements under which four named executive officers, including the Chief Executive Officer, were provided with life insurance and Charming Shoppes was the beneficiary to the extent of the premiums paid by it. Charming Shoppes had previously suspended premium payments under these “split-dollar” insurance arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. We replaced the “split-dollar” insurance arrangements with a new personal life insurance program for the benefit of these named executive officers under which Charming Shoppes is committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to affected executive officers on a grossed-up basis so as to account for any taxes payable by them on these bonuses. Charming Shoppes received the cash surrender value of these policies in the aggregate amount of approximately $821,000. The amounts of these bonuses paid in fiscal 2006 are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company provides perquisites as an additional form of compensation to executive officers. The type and amount of perquisites is subject to the approval of the Committee, and taken into account as part of the total compensation to executive officers.

Management Stock Ownership Guidelines

Our President and Chief Executive Officer is required to hold shares of our Common Stock equal in value to at least three times her annual salary. The other named executive officers and other members of senior management are required to hold shares of our Common Stock equal in value to at least one times their annual salaries. Their holdings may include deferred stock, restricted stock units and restricted stock. These requirements are to be satisfied within five years of the adoption of this guideline on March 16, 2005 or within six years of appointment to an office subject to this guideline, whichever is the later.

Compensation of the Chief Executive Officer in Fiscal 2006

In conjunction with its annual review of our executive compensation program, the Committee assessed the compensation of Dorrit J. Bern, our Chairman of the Board, President and Chief Executive Officer, at the beginning of fiscal 2005. Based on a review of quantitative and qualitative factors, the Committee made an adjustment to Ms. Bern’s base salary which had remained unchanged since she assumed leadership of Charming Shoppes on August 23, 1995. As stated above and described in more detail under the caption “MANAGEMENT COMPENSATION - Employment, Change in Control and Severance Agreements”, the Committee undertook a detailed review of the Chief Executive Officer’s compensation as it developed a new employment agreement, which was entered into between Charming Shoppes, Inc. and Ms. Bern on January 3, 2005. The new employment agreement, which became effective January 1, 2005 provides for an increased base salary of $1,250,000. See “MANAGEMENT COMPENSATION - Employment, Change in Control and Severance Agreements.”

The annual incentive award for Ms. Bern was to be determined based solely upon achievement of a pre-set corporate operating earnings goal, the target level of which required growth in corporate operating earnings. Charming Shoppes’ strong overall performance in fiscal 2006 included achievement of our maximum corporate operating earnings goal and therefore Ms. Bern received an annual incentive payment at the maximum level of $2,500,000.

As discussed above, the long-term incentives authorized under Ms. Bern’s new employment agreement, together with other principal components of the Chief Executive Officer’s compensation, are intended to position such compensation at target levels at the median level of compensation of Chief Executive Officers in a specified compensation peer group. In fiscal 2006, Ms. Bern was granted 150,966 Time Vested Shares and 150,966 Performance Shares as required by her employment agreement. Ms. Bern’s Time Vested Shares vest on January 31, 2007 and her Performance Shares vest on the achievement of a free cash flow performance goal over a three-year performance period beginning in fiscal 2006. The performance targets provide for 100% vesting based on the achievement of the performance goal at target, partial vesting if performance exceeds a specified threshold level less than the target level and vesting above 100% for performance above target up to a maximum of 200%. See “MANAGEMENT COMPENSATION – Employment, Change in Control and Severance Agreements”. The employment agreement also provides for a grant of $2,500,000 of equity awards in each of fiscal 2007 and 2008 (but not more than 416,666 shares each year), with one-half of each grant to be time-vested restricted stock units and one-half to be Performance Shares.

A special award of 27,000 restricted shares was granted to Ms. Bern on September 22, 2005. This award was made in recognition of her leadership role in the acquisition of Crosstown Traders, Inc., the direct-to-consumer catalog segment of our business. These restricted shares vest as to 33% on the last day of the thirteenth calendar month following the month in which the grant date occurred, 33% on the second anniversary of the date of grant and 34% on third anniversary of date of grant.

An additional element of the Chief Executive Officer’s long-term compensation was a cash long-term incentive award opportunity based on return on tangible assets which was granted to the Chief Executive Officer in fiscal 2004. This award opportunity provided for a payout based on performance in fiscal 2004, 2005 and 2006. The requisite threshold level of performance was achieved in this period and therefore Ms. Bern received a payment of $216,864. As discussed above, a cash long-term incentive award based on return on tangible assets in fiscal 2005 and fiscal 2006 was authorized in early fiscal 2005. Although performance is measured over a two-year period, awards are settled on the first anniversary of the end of the performance period provided Ms. Bern is in the employ of Charming Shoppes at that time. The two-year return on tangible assets performance substantially exceeded the target level therefore entitling Ms. Bern to receive $710,719 provided she is in the employ of Charming Shoppes on the first anniversary of the end of the performance period.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) subjects public companies to limits on the deductibility of certain executive compensation. It limits our deductions to $1 million per year for compensation paid to each person who is, as of the end of the fiscal year, the Chief Executive Officer or one of the four other most highly compensated officers listed in the Summary Compensation Table. Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” In order to enhance our ability to structure compensation that will be tax deductible to Charming Shoppes, our shareholders approved the Incentive Plan at our 2003 Annual Meeting and the 2004 Plan at our 2004 Annual Meeting. Cash incentive awards made under the Incentive Plan to the Chief Executive Officer and the other most highly compensated officers listed in the Summary Compensation Table should satisfy the exemption requirements for performance-based compensation under Section 162(m) and should be tax deductible by Charming Shoppes. Performance Shares granted under the 2004 Plan likewise should qualify as fully deductible performance-based compensation under Section 162(m).

The Committee recognizes that a portion of Ms. Bern’s compensation for fiscal 2006 does not qualify for deduction under Section 162(m). However, it has and will continue to consider ways to maximize the deductibility of executive compensation, including by offering opportunities to Ms. Bern to defer compensation until such time as its payment would not be subject to a loss of tax deductibility under Section 162(m). The Committee retains discretion to provide non-deductible compensation in circumstances in which it concludes that payment of such compensation serves to enhance our ability to attract and retain executives and therefore is in the best interests of Charming Shoppes and its shareholders.

The Compensation Committee:

Katherine M. Hudson (Chairperson)

William O. Albertini

Charles T. Hopkins

Pamela Lewis Davies

Stock Performance Chart

The following graph shows a five-year comparison of cumulative total returns on our Common Stock, the Dow Jones U.S. Retailers - Apparel Index, and the Russell 2000 Composite Index. Our fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

The chart above assumes $100 invested on February 3, 2001 in Charming Shoppes, Inc., the Dow Jones U.S. Retailers - Apparel Index, and the Russell 2000 Composite Index, and was plotted using the following data:

	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06
Charming Shoppes, Inc.	$100	$85	$51	$89	$122	$190
Dow Jones U.S. Retailers - Apparel Index	$100	$87	$75	$101	$122	$139
Russell 2000 Composite Index	$100	$97	$76	$121	$129	$156

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our Common Stock of (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock, (2) each Director, (3) each named executive officer for fiscal 2006, and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April 28, 2006, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 28, 2006. Unless otherwise indicated in the footnotes, each named person had sole voting and investment power over the shares shown as beneficially owned by that person and the address for each named person is c/o Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
William O. Albertini	79,000	(1)	*
Joseph M. Baron	157,620	(2)	*
Dorrit J. Bern	1,252,751	(2)	1%
Yvonne M. Curl	36,583	(1)	*
Pamela Lewis Davies	103,597	(1)	*
Anthony A. DeSabato	121,004	(2)	*
Charles T. Hopkins	116,700	(1)	*
Katherine M. Hudson	104,093	(1)	*
Michael W. Luce	16,164	(1)	*
Alan Rosskamm	123,934	(1)	*
Eric M. Specter	424,870	(2)	*
Colin D. Stern	133,146	(2)	*
M. Jeannine Strandjord	12,466	(2)	*
CAM North America, LLC	15,716,967	(3)	12.9%
Dimensional Fund Advisors, Inc.	8,027,205	(4)	6.6%
First Pacific Advisors, Inc.	16,261,400	(5)	13.3%
All Directors and Executive Officers as a group (17 persons)	3,178,290	(6)	2.6%

*	Does not exceed one percent of the outstanding class of Common Stock.

(1)	Includes shares as to which the Director holds options exercisable within 60 days in the following amounts: Mr. Albertini, 14,000 shares; Ms. Curl, 15,425 shares; Dr. Davies, 85,700 shares; Mr. Hopkins, 85,700 shares; Ms. Hudson, 65,700 shares; Mr. Luce, 3,082 shares; Mr. Rosskamm, 85,700 shares and Ms. Strandjord, 1,233 shares. Includes deferred shares which are non-forfeitable or become non-forfeitable within 60 days in the following amounts: Mr. Albertini, 3,000 shares; Dr. Davies, 9,000 shares; Ms. Hudson, 9,893 shares and Mr. Rosskamm, 9,000 shares. Includes 7,500 restricted stock units held by each non-employee Director, except for Mr. Luce who holds 3,082 restricted stock units and Ms. Strandjord who holds 1,233 restricted stock units, which are non-forfeitable or become non-forfeitable within 60 days. Includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Albertini, 3,334 shares; Ms. Curl, 6,667 shares; Mr. Luce, 10,000 shares, and Ms. Strandjord, 10,000 shares.

(notes continued on following page)

(2)	Includes shares as to which the executive officer holds options exercisable within 60 days as follows: Mr. Baron, 0 shares; Ms. Bern, 250,000 shares; Mr. DeSabato, 13,200 shares; Mr. Specter, 265,000 shares; and Mr. Stern, 8,800 shares. Includes restricted stock units and deferred shares subject to risk of forfeiture and/or restrictions on transfer and no present voting rights in the following amounts: Mr. Baron, 30,730 shares; Ms. Bern, 709,488 shares; Mr. DeSabato, 11,054 shares; Mr. Specter, 30,730 shares; and Mr. Stern, 19,897 shares. Includes restricted stock subject to risk of forfeiture and/or restrictions on transfer in the following amounts: Mr. Baron, 100,100 shares; Ms. Bern, 143,333 shares; Mr. DeSabato, 62,550 shares; Mr. Specter, 95,900 shares; and Mr. Stern, 79,200 shares.

(3)	The source of this information is a Schedule 13G filed January 10, 2006 by CAM North America, LLC (“CAM”) reporting beneficial ownership at December 31, 2005. The Schedule 13G reported that CAM, together with TIMCO Asset Management, Inc., Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc., had shared voting power and shared dispositive power over 15,716,967 shares. Their address is 399 Park Avenue, New York, NY 10022.

(4)	The source of this information is a Schedule 13G filed February 6, 2006 by Dimensional Fund Advisors, Inc. (“Dimensional”) reporting beneficial ownership at December 31, 2005. The Schedule 13G reported that Dimensional had sole voting power and sole dispositive power over 8,027,205 shares of Common Stock. Dimensional is a registered investment advisor and the reported shares are owned by certain investment companies, trusts and accounts for which Dimensional acts as investment advisor or investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(5)	The source of this information is a Schedule 13G filed February 10, 2006 by First Pacific Advisors, Inc. (“FPAI”) reporting beneficial ownership at an unspecified date. The Schedule 13G reported that FPAI had shared voting power over 6,249,400 shares of Common Stock and shared dispositive power over 16,261,400 shares of Common Stock. The address of FPAI is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(6)	Includes 1,120,540 shares as to which Directors and executive officers hold options exercisable within 60 days, 332,893 deferred shares, 607,802 restricted stock units and 687,684 shares of restricted stock subject to risk of forfeiture and restrictions on transferability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, Katherine M. Hudson, William O. Albertini, Charles T. Hopkins and Pamela Lewis Davies served as members of the Compensation Committee.

RELATIONSHIP WITH AUDITORS

The firm of Ernst & Young LLP served as our independent auditors for the fiscal year ended January 28, 2006. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, and to answer appropriate questions.

The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for our fiscal year 2007, currently in progress.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to Charming Shoppes’ accounting and financial reporting processes, including its internal control over financial reporting. Specific responsibilities of the Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter, management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements and the accounting and financial reporting processes, including maintaining effective internal control over financial reporting. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing opinions on both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. Our activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

In this context, our Committee has met and held discussions with management, the internal auditors and the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as a Committee. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Committee has reviewed and discussed the audited financial statements for fiscal 2006 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, our Committee reviewed and discussed with management, the internal auditors and independent auditors, both management’s assessment of and the effectiveness of Charming Shoppes’ internal control over financial reporting. We also specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In addition, our Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have concluded that the independent auditors are independent from Charming Shoppes and its management. In reaching this conclusion, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.

Our Committee discussed with Charming Shoppes’ internal and independent auditors the overall scope and plans for their respective audits. Our Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their audits, evaluations of the effectiveness of Charming Shoppes’ internal control over financial reporting, and the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes.

In reliance on the review and discussions referred to above, our Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for filing with the SEC.

The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

Charles T. Hopkins (Chairman)

Yvonne M. Curl

Katherine M. Hudson

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended January 28, 2006 and January 29, 2005:

	Fiscal 2006	Fiscal 2005
Audit fees (1)	$2,142,000	$1,687,000
Audit-related fees (2)	133,000	128,000
Tax fees (3)	146,000	274,000
All other fees	-0-	-0-

Total	$2,421,000	$2,089,000

(1)	Audit fees consist of the annual audit of Charming Shoppes’ consolidated financial statements and internal control over financial reporting, including management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include interim reviews of the quarterly consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) ($20,000 in fiscal year 2005) and financial accounting and reporting consultations.

(2)	Audit-related fees consist principally of audits of employee benefit plans, securitization-related services, acquisition due diligence services, and assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

(3)	Tax fees consist principally of assistance with tax planning, federal and state tax audits, tax return preparation and review ($15,000 in fiscal years 2006 and 2005), and acquisition-related tax advice.

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair Ernst & Young LLP’s independence. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the necessary flexibility and permits Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters or enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the necessary flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.

If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in the best interests of Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to the Audit Committee Chairman the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee in the event a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled quarterly meeting. Additionally, the Audit Committee receives reports at its quarterly meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements have been met during fiscal 2006 except Anthony A. DeSabato filed a late Form 5 during 2006 reporting one transaction involving an acquisition of 45 shares, which was inadvertently not reported on a Form 4 on a timely basis.

PROPOSALS FOR 2007 ANNUAL MEETING

Any proposals of shareholders that are intended to be presented at our 2007 Annual Meeting of Shareholders and included in our proxy materials for that Meeting must be received at our principal executive offices no later than January 22, 2007 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of our Bylaws, a shareholder who intends to present an item of business at the 2007 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in our proxy materials, must provide notice of such business to Charming Shoppes after February 21, 2007 and on or before March 23, 2007 and must comply with all applicable requirements of our Bylaws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Director Nominations.”

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement, Annual Report on Form 10-K for fiscal 2006 or 2005 Review may have been sent to multiple shareholders in your household. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. If you would like to receive separate copies of the Annual Report, the 2005 Review and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address.

ADDITIONAL INFORMATION

Copies of our 2005 Review and our Annual Report on Form 10-K for fiscal 2006, which contains financial statements audited by our independent auditors, accompany this Proxy Statement.

A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

The Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Stock Performance Chart and the Audit Committee Report included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN
Secretary

Bensalem, Pennsylvania

May 22, 2006

CHARMING SHOPPES, INC.

Proxy for Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dorrit J. Bern and Katherine M. Hudson, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 22, 2006 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, AS SET FORTH IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CHARMING SHOPPES, INC.

Thursday, June 22, 2006

10:00 a.m. Eastern Time

Lane Bryant Offices of Charming Shoppes, Inc.

3344 Morse Crossing Road

Columbus, OH 43219-3092

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES PROPOSED FOR ELECTION AS DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF CLASS A DIRECTORS: 2. ELECTION OF CLASS C DIRECTOR:			The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O William O. Albertini O Yvonne M. Curl O Charles T. Hopkins O M. Jeannine Strandjord	Class A Class A Class A Class C	The undersigned acknowledges receipt of the Annual Report on Form 10-K, the 2005 Review, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.